Exhibit 99.1

Apollo Medical Holdings, Inc. Announces Definitive Agreement to Acquire Assets of Community Family Care Medical Group IPA, Inc. and Health Plan

ALHAMBRA, Calif., Nov. 7, 2023 /PRNewswire/ -- Apollo Medical Holdings, Inc. ("ApolloMed," and together with its subsidiaries and affiliated entities, the "Company") (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced that it and its affiliated professional entity have entered into a definitive agreement to acquire assets relating to Community Family Care Medical Group IPA, Inc. (“CFC”), including the CFC independent physician association (“IPA”), the CFC Health Plan (“HP”) and CFC’s management services organization (“MSO”) entities.

CFC’s scaled provider group, with more than 350 primary care physicians and 500 specialists on platform, manages the healthcare of over 200,000 members in the Los Angeles, California area. The group serves patients across Medicare, Medicaid, and Commercial payers. CFC, which became an ApolloMed Care Enablement client in 2020, has a Restricted Knox Keene (“RKK”) license for Medicaid members, and will seamlessly integrate as an ApolloMed Care Partner as it continues to utilize our Care Enablement platform.

Brandon Sim, Co-CEO of ApolloMed, stated, “We’re incredibly excited to announce our acquisition of CFC, a scaled, unique network of mission-driven providers with a long track record of strong performance, especially in the Medicaid market in Los Angeles. We believe that pairing CFC’s impressive track record and clinical capabilities with ApolloMed’s scaled value-based care platform will result in even better outcomes for those we serve. We also anticipate that CFC’s demonstrated ability to take full risk successfully in Medicaid with its RKK license will allow us to increase our ability to manage a person’s total health across our entire Medicaid business. Importantly, this acquisition of an existing client shows the value and synergy of leveraging both our Care Enablement and Care Partners business segments, transitioning from a vendor-client relationship into one in which we are responsible for the total cost of care of their scaled membership base in a de-risked and accretive manner. We believe that our partnership with CFC and its providers demonstrates our deep commitment to delivering accessible, high-quality, and high-value healthcare to local communities across Los Angeles.”

Dr. Accie Mitchell, CEO of CFC, commented, “We are pleased to strengthen our existing relationship with ApolloMed through this transaction, which is a natural progression towards the continued growth and success of CFC. Leveraging ApolloMed’s Care Enablement solution has empowered our physicians to deliver better care and enabled the company to deliver a multi-year, growing track record of profitability while managing Medicaid populations under value-based care contracts. We are incredibly excited for the next chapter of CFC’s growth and success in serving those who most need it across Los Angeles and beyond.”

For 2023, CFC as a whole is expected to generate approximately $190 million in revenue. CFC’s adjusted EBITDA for the full year is expected to be approximately $25 million, reflecting a margin of approximately 13%.

Additional details regarding ApolloMed’s acquisition of CFC can be found on the Company’s Investor Relations website.

Transaction Summary
Under the terms of the agreement, subject to satisfaction of customary conditions, the purchase price of $202 million is made of $152 million of cash on hand, subject to customary adjustments, $20 million of equity in ApolloMed stock, and up to $30 million in performance-based milestone payments.

ApolloMed’s acquisition of the CFC IPA is expected to close in Q1 2024. The acquisition of the CFC HP and the MSO entities are expected to close by the end of Q1 2024, subject to regulatory approval.

Advisors

Sheppard, Mullin, Richter & Hampton LLP is serving as legal counsel for CFC. Russ August & Kabat LLP and Nossaman LLP are serving as legal counsel for ApolloMed.

About Apollo Medical Holdings, Inc.
ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare management company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and entities participating in the Centers for Medicare & Medicaid Services Innovation Center (CMMI) innovation models. For more information, please visit www.apollomed.net.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company's operational focus and strategic growth plans. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the Securities and Exchange Commission ("SEC"), including without limitation the risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations

Asher Dewhurst
investors@apollomed.net